Exhibit 2.1

PROTOCOL AND JUSTIFICATION OF MERGER OF SHARES ISSUED BY BANCO MODAL INTO BANCO XP S.A.

The managers of the companies identified below, as well as the respective companies identified below:

(a)       BANCO XP S.A., a corporation, enrolled with the CNPJ/ME under No. 33.264.668/0001-03, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida Ataulfo de Paiva, No. 153, Room 201, Leblon, Zip Code (CEP) 22440-032, herein represented pursuant to its bylaws (“XP Brasil”); and

(b)       BANCO MODAL S.A., a publicly-held company listed in the Novo Mercado listing segment of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), enrolled with the CNPJ/ME under No. 30.723.886/0001-62, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Praia de Botafogo, No. 501, 5th floor – part, block 01, Botafogo, Zip Code (CEP) 22250-040, herein represented pursuant to its bylaws (“Banco Modal” and, together with XP Brasil, the “Parties” or “Companies”),

And, also,

(c)       XP INC., a company listed on the NASDAQ Stock Market (“NASDAQ”), enrolled with the CNPJ/ME under No. 42.915.977/0001-89, headquartered in the Cayman Island, PO Box 309, Ugland House, Grand Cayman, KY1-1104, herein represented pursuant to its articles of incorporation (“XP Inc.”); and

(d)       MODAL CONTROLE PARTICIPAÇÕES S.A., a corporation, enrolled with the CNPJ/ME under No. 40.415.070/0001-25, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Praia de Botafogo, No. 501, 5th floor – part, block 01, Botafogo, Zip Code (CEP) 22250-040, herein represented pursuant to its bylaws (“Modal Controle”). On this date, Modal Controle holds shares representing approximately 55.68% of Banco Modal’s capital stock;

Resolve, for the reasons and for the purposes detailed below pursuant to articles 224 and 225 of Law No. 6,404/76 (“Brazilian Corporate Law”), to enter into this protocol and justification (“Protocol and Justification”) with the purpose of merging the shares issued by Banco Modal into XP Brasil, which will be submitted for approval by the respective shareholders, gathered in extraordinary shareholders’ meetings (in relation to each Company, respectively, “Shareholders’ Meeting”), under the following terms and conditions:

1.       Definitions

1.1.       When used in this Protocol and Justification, capitalized terms shall have the meanings given to them in Exhibit A.

2.       Description of the Transaction, Reasons or Purposes and Interest of the Companies1

2.1.       Description of the Transaction. It is intended to submit to the shareholders of the Companies a corporate reorganization (“Transaction”), the steps of which are detailed below and which will result in (a) the ownership, by XP Brasil, of all the shares issued by Banco Modal; and (b) on the receipt, by the shareholders of Banco Modal, of preferred shares, which are nominative, with no par value and mandatorily redeemable, which shall be issued by XP Brasil (“New XP Brasil Shares”), and for each one (1) common share issued by the Banco Modal held by the shareholders of Banco Modal, they will receive one (1) New XP Brasil Share; and, as a subsequent and interdependent act, (c) in the redemption of all the New XP Brasil Shares (“Redemption of Shares”), upon delivery to their holders of the assets referred to in item 2.2 and following below2.

2.2.       Steps of the Transaction. The Transaction will comprise the following steps, all interdependent and linked to each other, the consummation of which will be subject to the applicable corporate approvals and the fulfillment of the conditions precedent referred to in item 4.1 below, and all steps shall be coordinated in order to conclude on the same date:

(a)       merger of all shares issued by Banco Modal into XP Brasil, pursuant to article 252 of the Brazilian Corporate Law and CVM Resolution No. 78/22, resulting in the issuance, by XP Brasil, in favor of Banco Modal’s shareholders who own the merged shares, of the New XP Brasil Shares, and for each one (1) common share issued by Banco Modal, one (1) New XP Brasil Share will be delivered (“Merger of Shares Exchange Ratio”), as provided in item 5.1 (“Merger of Shares”). After concluding the Merger of Shares, Banco Modal will preserve its legal personality and equity, with no legal succession; and

(b)       on the same date, as a subsequent and interdependent act of the Merger of Shares, the Redemption of Shares will be carried out upon delivery, to the holders of the New XP Brasil Shares, proportional to their respective New XP Brasil Shares, depositary receipts issued under XP Inc.’s level 1 sponsored Brazilian Depositary Receipts program tradable at B3 (“XP Securities”) corresponding to a number of class A common shares issued by XP Inc. traded at NASDAQ (“Class A XP Shares Inc.”), calculated according to the formula below (the “XP Exchange Ratio”):

1 As provided under the Business Combination Agreement, XP Brasil may, at its sole discretion, alternatively and in order to comply with tax collection obligations, if and as applicable, offer to Banco Modal’s shareholders two classes of preferred shares of XP Brasil, one of which will be redeemed in cash, provided that there is no premium, as a means of settling the Exchange Ratio.

2 In both cases described in the footnote above, the wording will be adapted in case one of the installments is paid in cash, including with regard to the applicable taxes.

Wherein:

“Total Banco Modal Shares”: means the number of shares issued by Banco Modal at the time of the Closing.

“Banco Modal Treasury Shares”: means the number of shares issued by Banco Modal held in treasury at the time of Closing

2.2.1.       For reference purposes, in case the number of shares described in item 2.2.4 below are maintained until the Closing Date, each one (1) New XP Brasil Shares will be redeemed upon delivery of       XP Securities3.

2.2.2.       Once redeemed, the New XP Brasil Shares will be canceled with capital reserve. The procedures for operationalizing the Redemption of Shares will be disclosed by XP Brasil in due course.

2.2.3.       Fraction of Shares. Any fractions of XP Securities in return for the Redemption of Shares, will be grouped by XP Brasil in whole numbers to then be sold on the cash market managed by B3 or NASDAQ, as applicable, after the Closing Date, pursuant to a notice to shareholders (aviso aos acionistas) to be disclosed in due course. The amounts earned in the sale will be made available net of fees and taxes from the sale to former shareholders of Banco Modal holders of the respective fractions, in proportion to their interest in each XP Securities sold.

2.2.4.       XP Exchange Ratio Assumptions. The XP Exchange Ratio considered the following assumptions:

(i)       On January 6, 2022, (a) 704,200,000 shares had been issued by Banco Modal (“Total Banco Modal Shares – Current”); and (b) Banco Modal held 27,430,200 of its own shares in treasury (“Banco Modal Treasury Shares – January/2022”), without adverse effect to the allocations given to Banco Modal Treasury Shares – January/2022 thereafter under the terms agreed between the Parties; and

(ii)       On January 6, 2022, (a) XP Inc. had issued 559,548,724 shares, of which 424,153,735 were class A shares and 135,394,989 were class B shares; and (b) XP Inc. held 726,776 of its own class A shares in treasury.

2.2.5.       Changes in Total Banco Modal Shares – Current. The number of Total Banco Modal Shares – Current cannot be changed under any circumstances, except to reflect a potential grouping or splitting of shares, as well as in any

3 Given the provisions set in footnotes 1 and 2 above.

event of exercise of the right of withdrawal by its shareholders. In case of exercise of the withdrawal right by the dissenting shareholders of Banco Modal, item 2.2.8 bellow shall apply.

2.2.6.       Changes in the Class A XP Inc. Shares and/or the XP Exchange Ratio. The amount of 19,500,000 Class A XP Inc. Shares provided for in the XP Exchange Ratio formula, according to item 2.2(b) above, may only be changed up to the Closing Date to reflect (i) any grants, exercises or accelerations of stock option programs, or any other compensation program based on or linked to shares (including phantom stock), payment of bonuses or other benefits granted to employees and executives of Banco Modal and its Affiliates, in any case, outside the normal course of business or otherwise not provided for in the Business Combination Agreement; or any repurchase of shares by Banco Modal or sale of treasury shares, in all cases in accordance with the terms agreed between the Companies; and (ii) any splits, groupings, bonuses, dividends, interest on shareholders’ equity and other earnings declared by Banco Modal or XP Inc., as of January 6, 2022 and up to and including the Closing Date.

2.2.7.       Declaration of Dividends, Interest on Shareholders’ Equity and Earnings. In the event of declaration of dividends, interest on shareholders’ equity or earnings declared by XP Inc. from January 6, 2022 up to and including the Closing Date, the 19,500,000 Class A XP Inc. Shares will be adjusted by the addition of a number of Class A XP Inc. Shares whose value, according to the average quotation on the NASDAQ on the date of announcement of the event in question, is equivalent to the amount of declared dividends, interest on shareholders’ equity or earnings. Likewise, in the event of declaration of dividends, interest on shareholders’ equity or earnings declared by Banco Modal from January 6, 2022 up to and including the Closing Date, the 19,500,000 Class A XP Inc. Shares will be adjusted by subtracting a number of Class A XP Inc. Shares whose value, according to the average quotation on NASDAQ on the date of announcement of the event in question and converted by the average PTAX rate published by the Brazilian Central Bank, on the date of announcement of the event in question, is equivalent to the amount of declared dividends, interest on shareholders’ equity or earnings.

2.2.8.        Right to Withdraw Adjustment. The base quantity of 19,500,000 Class A XP Inc. Shares and the effects on the Exchange Ratio as provided for in the formula in section 2.2(b) will be adjusted to reflect the subtraction of an amount of Class A XP Inc. Shares whose value, as per the average quotation on NASDAQ and converted by the average PTAX rate publish by the Brazilian Central Bank, in both cases on the Business Day immediately prior to the Closing Date, is equivalent to the sum of the amounts paid by and/or owed by Banco Modal as a result of the eventual exercise, by Banco Modal’s shareholders, of the right to withdraw as a result of the Transaction or in any event.

2.2.9.       Issuance of New Shares by XP Brasil and XP Inc. The Parties agree that any repurchase or issuance of new shares by XP Brasil and/or XP Inc. whether in the context of mergers and acquisitions (M&A) transactions, capital increase, public offering, private offering, issuance of RSU (restricted shares units), incentive or stock programs for its executives or the exercise of stock options that occur or have occurred since January 6, 2022 will not imply any adjustment to the XP Inc. Exchange Ratio, or to the number of 19,500,000 Class A XP Inc. Shares.

2.2.10.       Except as provided for in the Business Combination Agreement, Banco Modal may not make any payment of other bonuses or other benefits granted to employees and executives outside the normal course of business or in a manner inconsistent with past practices of Banco Modal.

2.2.11.       Single Legal Business (Negócio Jurídico Único). Although the steps provided for in item 2.2 occur subsequently, one after the other, they are all part of a single legal transaction, with the premise that each of the steps is not individually effective, without the others also having and being, in their integrality, implemented. Therefore, the Transaction cannot be partially approved at the Companies’ Shareholders’ Meetings or partially implemented.

2.2.12.        The Companies may, provided that by mutual agreement, make XP Brasil directly deliver the number of Class A Shares XP Inc. corresponding to the XP Securities to which the holders of New XP Brasil Shares are entitled by virtue of the Redemption of Shares.

2.3.       Operational Continuity. After the completion of the Transaction, the Companies will continue to dedicate themselves to their activities, and Banco Modal will become a wholly-owned subsidiary of XP Brasil.

2.4.       Delisting. With the completion of the Transaction, the shares issued by Banco Modal will no longer be traded on the Novo Mercado segment of B3. XP Brasil may request the cancellation of Banco Modal’s registration as a publicly-held company before the Brazilian Securities Commission (Comissão de Valores Mobiliário) (“CVM”).

3.       Corporate Approvals

3.1.       Companies’ Shareholders’ Meetings. The completion of the Merger of Shares and the Redemption of Shares will depend on the performance of the following acts, all of which are interdependent and their effects are subject to the advent of the Conditions Precedent:

(a)       Banco Modal’s Extraordinary Shareholders’ Meeting to, in the following order, (i) approve the Transaction, pursuant to the Protocol and Justification;

(ii) approve the waiver of XP Brasil’s adhesion to the Novo Mercado segment of B3, without prejudice to the deliberation of other matters (“Banco Modal ESM”); and

(b)       XP Brasil’s Extraordinary Shareholders’ Meeting to, in the following order, (i) approve the Protocol and Justification; (ii) ratify the appointment of the Appraiser; (iii) approve the Appraisal Report; (iv) to approve the Merger of Shares, with the consequent capital increase, issuance of New XP Brasil Shares and amendment of its bylaws; and (v) to approve the Redemption of Shares, with the consequent amendments of its bylaws (“XP Brasil ESM”).

3.2.       The managements of the Companies will call the aforementioned Shareholders’ Meetings after signing this document, so that the Shareholders’ Meetings are held in compliance with the legal deadlines.

4.       Conditions Precedent to the Consummation of the Transaction

4.1.       Conditions Precedent. Subject to the provisions of item 4.2 below, the consummation of the Transaction will be, pursuant to art. 125 of the Brazilian Civil Code, subject to fulfillment of the conditions precedent set forth below (“Conditions Precedent”):

4.1.1.       Conditions Precedent for the Benefit of the Parties. The Parties’ obligation to proceed with the consummation of the Transaction is conditioned to the fulfillment (or waiver, if possible, at the Companies' sole discretion) of each of the following conditions precedent, as provided under the Business Combination Agreement and Other Covenants (Acordo de Associação e Outras Avenças), executed by the Companies, XP Inc. and Modal Controle on            , 2022 (“Business Combination Agreement”) (“Conditions Precedent for the Benefit of the Parties”):

(i)       No Impediment. No Order or Law shall be in force prohibiting, suspending, altering or limiting, in any way, the completion of the Transaction;

(ii)       CADE Approval. The Transaction must be definitively approved by the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica) – CADE (“CADE Approval”); and

(iii)       BACEN Approval. The Transaction must be definitively approved by the Brazilian Central Bank (Banco Central do Brasil) (“BACEN”), including by the Financial Market Competition and Structure Department (Departamento de Competição e Estrutura do Mercado Financeiro) (“DECEM”) and by the Financial System Organization Department (Departamento de Organização do Sistema Financeiro) (“DEORF”) (“BACEN Approval”).

4.1.2.       Conditions Precedent for the Benefit of Banco Modal. Banco Modal’s and Modal Controle’s obligation, including as established under the Business Combination Agreement, to proceed with the consummation of the Transaction is conditioned to the fulfillment or waiver (at Banco Modal’s and Modal Controle’s sole discretion) of each of the following conditions precedent (“Banco Modal’s Conditions Precedent”):

(i)       XP’s Representations and Warranties. Except as otherwise provided for in the Business Combination Agreement, the representations and warranties made and provided by XP Brasil in this Protocol and Justification and in the Business Combination Agreement (except as otherwise provided for in the Business Combination Agreement) must be true and correct on this date, with respect to the representations made herein and from the date of signature of the Business Combination Agreement for the representations provided therein, and until the Closing Date (except for cases in which the representations and warranties themselves contain reference to a previous date, in which case they will be true and correct and relevant on such date);

(ii)       Commitments. XP Brasil must have complied with all material obligations and complied with all material commitments and agreements that must be complied with or fulfilled prior to the Closing Date, under the Business Combination Agreement;

(iii)       Shareholders’ Meeting Approvals. The matters to be submitted to the XP Brasil ESM must be approved in accordance with the Brazilian Corporate Law; and

(iv)       Absence of Material Adverse Change. From January 6, 2022 and up to the Closing Date, XP Inc. shall not have undergone any Material Adverse Change.

4.1.3.       XP’s Conditions Precedent. The obligation undertaken by XP Brasil, as established under the Business Combination Agreement, to proceed with the consummation of the Transaction is conditioned to the fulfillment or waiver (at XP Brasil’s sole discretion) of each of the following conditions precedent (“XP’s Conditions Precedent” and, together with the Banco Modal’s Conditions Precedent and the Conditions Precedent for the Benefit of the Parties, the “Conditions Precedent”):

(i)       Banco Modal’s Representations and Warranties. Except as otherwise provided for in the Business Combination Agreement, the representations and warranties made and provided by Banco Modal and

Modal Controle in this Protocol and Justification and in the Business Combination Agreement must be true and correct on this date, with respect to the representations made herein and from the date of signature of the Business Combination Agreement for the representations provided therein and until the Closing Date (except for cases in which the representations and warranties themselves contain reference to a previous date, in which case they will be true and correct on that date);

(ii)       Commitments. Banco Modal and Modal Controle must have complied with all material obligations and fulfilled all material commitments and agreements that must be complied with or fulfilled by them prior to the Closing Date, under the Business Combination Agreement;

(iii)       Third Party Consent. Banco Modal must (a) have obtained the consents of third parties of certain agreements in force on the Closing Date, as described in the Business Combination Agreement; or (b) have settled all of its obligations established in such agreements; or (c) have cash or cash equivalent assets representing one hundred percent (100%) of the amount required to settle all of its obligations established in such agreements (including any applicable penalties);

(iv)       Settlement of Loans from Subsidiaries. Banco Modal’s subsidiary, Eleven Serviços de Consultoria e Análises S.A., shall fully settle the outstanding amounts of the loans owed by it to certain shareholders or executives of Banco Modal, as listed in the Business Combination Agreement;

(v)       Shareholders’ Meeting Approvals. The matters to be submitted to the Banco Modal ESM must be approved in accordance with the Brazilian Corporate Law and the Novo Mercado Regulation;

(vi)       Absence of Material Adverse Change. From January 6, 2022 and up to the Closing Date, Banco Modal shall not have undergone any Material Adverse Change; and

(vii)       Other Regulatory Approvals. Obtaining other regulatory approvals that are or may be required as a precedent condition for the consummation of the Transaction by the applicable Law and that may not have been described in this Protocol and Justification or in the Business Combination Agreement.

4.2.       Closing Date. Once the Conditions Precedent have been fulfilled or waived, any of the Companies may notify the other Company about the fulfillment of the Conditions Precedent and the Companies, by mutual agreement, will take the necessary measures to close the Transaction and disclose a notice to the market indicating the date on the which the Transaction will be concluded (“Closing Date”). On the business day immediately prior to the Closing Date, the Companies will inform the market the base date and the consequent definition of the shareholders of Banco Modal who will receive XP Securities. Notwithstanding any provision of this Protocol and Justification, the Companies may, by mutual agreement, establish the performance of any acts provided for herein on a date other than the Closing Date in order to reflect any procedures indicated by B3, its respective custody or bookkeeping agents.

5.       Merger of Shares Exchange Ratio, Base Date, Valuation, Capital Increase and Withdrawal Right

5.1.       Merger of Shares Exchange Ratio. It is proposed that, as a result of the Merger of Shares, new mandatorily redeemable preferred shares, issued by XP Brasil, be issued in favor of Banco Modal’s shareholders, and for each one (1) common share issued by Banco Modal, one (1) New XP Brasil Share will be delivered (subject to the adjustments mentioned in the items above). There will be no fraction of shares in this step of the Transaction.4

5.1.1.       Determination of the Merger of Shares Exchange Ratio. The Merger of Shares Exchange Ratio and the other terms and conditions of the Transaction were freely negotiated between the Companies’ representatives, as independent parties.

5.1.2.       New XP Brasil Shares. As a result of the Transaction, the current number of XP Brasil shares will be increased by the number of New XP Brasil Shares until the New XP Brasil Shares are redeemed on the Closing Date. The New XP Brasil Shares will have the rights and benefits assigned to them under the XP Brasil Bylaws. The New XP Brasil Shares will not have voting rights, will have priority in the reimbursement of capital in the event of liquidation, without premium and will be automatically redeemed on the Closing Date, without the need, therefore, of a special meeting, pursuant to item 1 of this Protocol and Justification.

5.1.3.       Withdrawal Right. As provided in article 252, §2 of the Brazilian Corporate Law, if the Merger of Shares is consummated, a withdrawal right will be guaranteed, uninterruptedly, from January 7, 2022 until the business day immediately preceding the Closing Date, to the shareholders holders of shares issued by Banco Modal that do not vote in favor of the Merger of Shares, who abstain from voting or who do not attend the relevant extraordinary shareholders’ meeting, and who expressly manifest their intention to exercise the withdrawal right, within thirty (30) days from the date of publication of the minutes of the extraordinary shareholders’ meeting that approves the

4 The wording will be adapted if there is payment of an installment in cash.

Merger of Shares. The amount to be paid as reimbursement of the value of the shares will be equivalent to Banco Modal’s share book equity value on December 31, 2021, according to the financial statements of Banco Modal approved at the annual shareholders’ meeting dated April 20, 2022, which corresponds to       (R$        ) per share, without adverse effect to the shareholders’ right to request the drawing up of a special balance sheet as provided for in article 45, §2 of the Brazilian Corporate Law, if applicable.

5.2.       Base Date. The base date for the Transaction will be            , 2022 (“Base Date”).

5.3.       Assessment. The management of XP Brasil, on behalf of XP Brasil, hired           (“Appraiser”) to carry out the appraisal and determine the market value of the shares issued by Banco Modal to be merged into XP Brasil (“Appraisal Report”), which is attached to this Protocol and Justification as Exhibit 5.3.

5.3.1.       Value Assigned to Banco Modal’s Shares. As shown in the Appraisal Report, the Appraiser concluded, based on the work carried out, that the market value of the shares issued by Banco Modal to be merged into XP Brasil is R$        .

5.3.2.       Ratification by the Shareholders’ Meeting. Pursuant to article 227, paragraph 1 of the Brazilian Corporate Law, the Appraiser’s appointment will be submitted for ratification by the XP Brasil ESM.

5.3.3.       Appraiser’s Statement. The Appraiser stated (i) that there is no conflict or community of interests, current or potential, with the shareholders of the Companies, or even with regard to the Merger of Shares; and (ii) that the shareholders or management members of the Companies did not direct, limit, hinder or practice any acts that have or may have compromised the access, use or knowledge of information, assets, documents or work methodologies relevant to the quality of their conclusions. The Appraiser was selected for the works described herein considering the wide and notorious experience it has in the preparation of reports and appraisals of this nature.

5.3.4.       Costs. XP Brasil paid all costs related to hiring the Appraiser for the preparation of the Appraisal Report.

5.3.5.       Equity Variations. Since this is a merger of shares, equity variations occurred at Banco Modal from the Base Date will continue to be supported and accounted for by it and must be recorded in their respective accounting books.

5.4.       Capital Increase. The Merger of Shares will result in an increase in the net equity of XP Brasil in an amount supported by the Appraisal Report, and (i) R$         will be allocated to the capital reserve, and (ii) R$         will be allocated to the increase in the capital stock of XP Brasil.

5.4.1.       By-laws Amendment. Due to the capital increase of XP Brasil as a result of the Merger of Shares, the caput of article       of XP Brasil’s By-laws shall be amended to reflect the new amount of its capital stock and number of shares, with the following wording coming into effect:

“     ”

5.5.       Shareholding Structure of the Companies after the Transaction. With the completion of the Transaction, (i) Banco Modal will become a wholly-owned subsidiary of XP Brasil, which will own all the issued common shares, held in book-entry form, nominative and with no par value; and (ii) XP Brasil will continue to be a wholly-owned subsidiary of XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A., which will own all of its issued common shares, nominative and with no par value.

5.6.       Financial Statements. In compliance with CVM Resolution No. 78/22, the Companies’ audited financial statements on the Base Date (or in Banco Model’s case, the financial statements contained in its corresponding quarterly information form), as well as the pro forma financial information of XP Brasil on the Base Date, were disclosed and submitted to reasonable assurance by an independent auditor registered with the CVM.

5.7.       Justification. The Transaction seeks to integrate the Companies’ activities, allowing the capture of synergy gains derived from the integration of activities in the markets of financial products and services, which will result in the growth of the offer of financial products and the strengthening and improvement of the services rendered by the Companies, due to the complementarity of their activities. Given the Companies’ market positions and complementary cultures, the combination of their businesses is expected to result in the creation of value in a consistent and sustainable manner for both Companies and their shareholders, employees and customers. It is also expected that the Transaction will accelerate the process of disruption of the Brazilian financial industry, currently marked by high growth potential and few dominant players.

6.       F-4 Form

6.1.       XP Brasil and XP Inc. declare that the registration statement of XP Inc. on Form F-4, pursuant to the Securities Act of 1933 (“Securities Act”), to register XP Securities to be issued on behalf of Banco Modal’s shareholders due to the Redemption of Shares, is or will become effective at least thirty (30) days prior to the date of the Banco Modal ESM.

7.       Other Covenants

7.1.       Cooperation. The Companies undertake to cooperate with the performance of all acts necessary by the other Parties to the fulfillment of the Conditions Precedent and to approve the Transaction as soon as possible.

7.2.       Dependent Legal Transactions. The events described in this Protocol and Justification, as well as other matters submitted to the shareholders of the Companies at the shareholders’ meetings that resolve on the Protocol and Justification, are mutually dependent legal transactions, with the premise that a transaction is not effective unless the others are too.

7.3.       Representations and Warranties. XP Brasil, in relation to itself, and Banco Modal, in relation to itself, mutually represent and warrant the following:

(a)       XP Brasil is a privately held company and Banco Modal is a publicly held company, both duly incorporated and validly existing in accordance with the Laws of the Federative Republic of Brazil;

(b)       Except as provided herein, XP Brasil and Banco Modal have full capacity to enter into this Protocol and Justification, carry out all operations provided for herein and comply with all obligations assumed herein, having taken all necessary measures to authorize its execution and the performance of the obligations set forth herein. To the best of their knowledge, on this date there is no impediment to the completion of the Transaction and compliance with the obligations set forth in this Protocol and Justification, unless otherwise provided for in this Protocol and Justification; and

(c)       Except for the approvals provided for in the items above, neither the signature and formalization of this Protocol and Justification by XP Brasil and Banco Modal, nor the fulfillment by the Companies of any and all of their obligations under this instrument:

(i)       breach or conflict with any statute, agreement, law, license or permission of any court or other governmental or regulatory authority to which they are subject; or

(ii)       to the best of the respective Company’s understanding, depend on consent, approval or authorization of notification to, or filing or registration with, any person, entity, court or governmental or regulatory authority, except for the approvals provided for in this Protocol and Justification.

(d)       Capital Stock:

(i)       The capital stock of XP Brasil is, on the date hereof,       (R$     ), represented exclusively by       (     ) common shares, nominative with no par value, and all currently existing shares issued by XP Brasil are validly issued, subscribed and partially paid in.

(ii)       The capital stock of Banco Modal, on the date hereof, is represented exclusively by       (     ) common shares, held in book-entry form, nominative and with no par value, including treasury shares.

(e)       Their respective audited financial statements as of December 31, 2021 and, with respect to Banco Modal, the last Reference Form, as filed and made available on CVM’s website, adequately reflect, on the date of their disclosure, in its material aspects, the best understanding of Banco Modal’s management about its business, as required by applicable legislation.

7.4.       Board of Officers’ Authorization. The Companies and their respective managements undertake to comply with all the terms set forth in this Protocol and Justification, and their respective board of officers are authorized to take any and all measures necessary for the completion of the Transaction as may be approved at the Shareholders’ Meetings.

8.       Miscellaneous

8.1.       Documentation. The applicable documentation will be available to the shareholders of the Companies at their respective headquarters from the date the extraordinary shareholders’ meetings of the companies are convened and/or, as the case may be, on the Investor Relations website of Banco Modal (https://ri.modal.com.br/) and on CVM’s and B3’s websites.

8.2.       Termination of the Protocol and Justification. If the exercise of the withdrawal right by Banco Modal’s minority shareholders becomes, at the discretion of XP Brasil, excessively onerous, XP Brasil may terminate this Protocol and Justification, rendering it ineffective.

8.3.       Predominance of the Business Combination Agreement. Regardless of the terms and obligations set forth in this Protocol and Justification, the Business Combination Agreement remains in full force and effect in its entirety. In the event of termination of the Business Combination Agreement, this Protocol and Justification shall be automatically terminated.

8.4.       Costs. Except as otherwise provided for in this Protocol and Justification or the Business Combination Agreement, the costs and expenses incurred with the Transaction shall be borne by the Party that incurs them, including expenses related to the fees of their respective advisors, auditors, appraisers and lawyers.

8.5.       Amendment. This Protocol and Justification may only be amended by means of a written instrument signed by the Parties.

8.6.       Severability. The potential declaration by any court of nullity or ineffectiveness of any of the covenants contained in this Protocol and Justification will not affect the validity and effectiveness of the others, which will be fully complied with, requiring the Companies to make their best efforts to properly adjust to obtain the same effects as the covenant that has been considered void or has become ineffective.

8.7.       Waiver. The failure or delay of any of the Companies in exercising any of its rights in this Protocol and Justification shall not be considered as a waiver or novation and shall not affect the subsequent exercise of such right. Any waiver will be effective only if specifically granted and in writing.

8.8.       Assignment. The assignment of any of the rights and obligations agreed in this Protocol and Justification is prohibited without the prior and express written consent of the Companies, except for the assignment of this Protocol and Justification by XP Brasil to an Affiliate of XP Brasil, which will not depend on the express consent by the other Parties, given that XP Brasil will remain jointly and severally liable with the assignee for the assigned obligations.

8.9.       Enforcement Instrument. This Protocol and Justification signed in the presence of two witnesses acts as an extrajudicial enforcement instrument under civil procedural legislation, for all legal purposes. The Companies recognize from now on that (i) this Protocol and Justification constitutes an extrajudicial enforcement instrument for all purposes and effects of the Code of Civil Procedure; and (ii) is subject to specific performance pursuant to the legislation in force.

8.10.       Electronic Signature. The Parties acknowledge the veracity, authenticity, integrity, validity and effectiveness of this Protocol and Justification and its respective terms in electronic format and/or signed by the Parties through electronic certificates, pursuant to article 10, paragraph 2, of Provisional Measure No. 2.220-2, dated August 24, 2001, as well as the position of the respective electronic signatures through an electronic signature platform used as a means of proving authorship and integrity of documents in electronic form, producing all its effects in relation to the signatories. The Parties acknowledge that the electronic signature of this Protocol and Justification does not prevent or impair its enforceability, and must be considered, for all legal purposes, as an extrajudicial enforcement instrument. If an individual is the representative of more than one Party, in the capacity of attorney or legal representative, the single registration of his signature by digital certificate in this Protocol and Justification will be considered valid representation of all Parties represented for all legal purposes. This Protocol and Justification takes effect for all Parties from the date indicated therein, even if one or more Parties perform the electronic signature at a later date.

9.       Applicable Law and Dispute Resolution

9.1.       Applicable Law. This Protocol and Justification will be governed and interpreted in accordance with the Brazilian law.

9.2.       Dispute Resolution. Any and all disputes that may arise between the Parties as a result of this Protocol and Justification or related to it will be definitively settled by arbitration, conducted by the Market Arbitration Chamber created by B3 (“Market Arbitration Chamber”), in accordance with the Rules of the aforementioned institution in force at the time the arbitration commences. In the event that the Rules of the Market Arbitration Chamber are silent in any aspect, the Parties hereby agree to apply the provisions set forth in Law No. 9,307/1996 in a complementary manner.

9.3.       Arbitral Tribunal. The arbitral tribunal will be formed by three arbitrators (“Arbitral Tribunal”), each of the parties involved shall appoint an arbitrator, who, by mutual agreement, will appoint the third arbitrator, who will act as President of the Arbitral Tribunal. The arbitrators appointed do not need to be permanent members of the Market Arbitration Chamber. If one of the parties involved fails to appoint its arbitrator, the latter will be appointed by the President of the Market Arbitration Chamber. If there is more than one plaintiff or defendant, and if there is no consensus between the parties from the same side of the arbitration procedure as to the appointment of the arbitrator, it will be incumbent upon the President of the Market Arbitration Chamber to appoint only the arbitrator whose appointment was up to the parties of the same side and who did not reach a consensus, preserving the right of the opposing party(ies) to appoint an arbitrator of their choice.

9.4.       Place of Arbitration. The place of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitration award shall be rendered. The language of the arbitration shall be Portuguese.

9.5.       Legislation. The arbitrators shall decide based on the applicable Brazilian legislation, with equity judgment (julgamento por equidade) being prohibited.

9.6.       Confidentiality. The arbitration proceedings and any documents and information disclosed in connection with the arbitration will be confidential.

9.7.       Arbitration Award. The arbitration award will be final and binding on the Parties and their successors, who hereby waive any right of appeal. Each Party has the right to appeal to the Judiciary to (i) impose the commencement of arbitration; (ii) before initiating the arbitration, obtain preliminary injunctions for the protection or conservation of rights, if necessary, including to execute any measures that involve specific performance under the terms of paragraph 3 of article 118 of the Brazilian Corporate Law; (iii) enforce any decision of the Arbitral Tribunal, including the arbitration award; (iv) take advantage of legal measures provided for in Law No. 9,307/1996, including the possible action for annulment of the arbitration award, when permitted by law; or (v) execute this Protocol and Justification as an extrajudicial enforcement instrument. The option of any of the Parties to turn to the Judiciary cannot be considered as a waiver of arbitration as being the only means of resolving conflicts arising from this Protocol and Justification.

9.8.       Preliminary Injunctions. In the case of preliminary injunctions or specific performance measures submitted to the Judiciary in the cases provided for herein, the Arbitral Tribunal, when constituted, shall reconsider them, being free to maintain or modify the award rendered by the Judiciary.

9.9.       Legal Measures. For the adoption of the legal measures provided for in items (i), (ii), (iv) and (v) of item 9.7 above, the Parties choose the Judicial District of the City of São Paulo, State of São Paulo, waiving any other jurisdiction, however privileged it may be. The provisions of this item do not apply to the measures provided for in item (iii) of item 9.7, which may be proposed in any competent court.

9.10.       Arbitration Costs. Payment of arbitration fees will be made in accordance with the Rules of the Market Arbitration Chamber, and liability for costs, including administrative and arbitrator’s fees, expert and technical assistant fees, as well as contractual legal fees, will be defined by the Arbitral Tribunal, in the arbitration award.

9.11.       Binding Arbitration Section. The Parties hereby represent that they are bound by this arbitration section and undertake to participate into any arbitration that may be instituted, related to the instrument hereof, as well as to comply with the arbitration award.

In witness whereof, the management members of the Companies, of XP Inc. and of Modal Controle sign this Protocol and Justification, together with the undersigned witnesses.

São Paulo,            , 2022.

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EXHIBIT A

Definitions

“Affiliate” means, in relation to a Person, any other Person that, directly or indirectly, Controls such Person, is Controlled by such Person or is under common Control together with such Person (i.e., same Controlling Shareholder);

“Material Adverse Change” means any event, circumstance, effect, occurrence or factual situation, or any combination thereof, which, individually or in the aggregate, affects or can reasonably be expected to adversely affect the business, the operations, the assets, the properties, the commercial or financial condition, or the results of Banco Modal, on the one hand, or of XP Inc. on the other hand, on a consolidated basis, in an amount equal to or greater than thirty percent (30%) of the gross revenue earned in the fiscal year of 2021; except to the extent that such change or adverse effect has been previously known to the Parties and/or results from (a) adverse economic effects or foreign exchange effects in the industry in which the respective Party operates or in the financial or capital market as a whole, in Brazil or abroad; (b) regulatory or other changes affecting the industry in which the respective Party operates, in Brazil or abroad; (c) any changes in applicable law or in accounting standards and practices adopted in Brazil, including any tax reform; (d) any effect that, if reversible before the Closing Date, is reversed before the Closing Date; (e) effects arising from war, terrorism, protests, attacks, strikes, conflicts, endemic or pandemic (including the coronavirus); (f) the execution of the Transaction or any terms and conditions of this Protocol and Justification or of the Business Combination Agreement; and/or (g) any liability or contingency disclosed in the Disclosure Material, as defined in the Business Combination Agreement, prior to the date of its execution; provided that, aiming at verifying a Material Adverse Change, such exceptions shall not be taken into account to the extent that they have affected the respective Party disproportionately when compared to other participants in the industry in which the respective Party operates in Brazil.

“Governmental Authority” means any governmental, regulatory or administrative authority, department, council, autarchy, entity, agency or commission, recognized stock exchange, or even any court, tribunal or judicial or arbitrational body, federal, state or municipal, Brazilian, with executive, legislative, judicial, regulatory or administrative functions or of any other country having jurisdiction over the respective Person or situation.

“Controlling Shareholder” means the Person, or group of Persons under common control or linked by a voting agreement that guarantees permanently, cumulatively, the majority of votes in the resolutions of the shareholders’ meeting and the power to elect the majority of the management members of a Person, and that effectively use its power to direct the social activities and guide the functioning of that Person’s bodies. Related terms such as “Control” and “Controlled” will have an analogous meaning derived from Controlling Shareholder;

“Law” means any and all law, rule or legal provision, decree, regulation, ordinance, code or policy, federal, state or municipal, of any Governmental Authority, which is in force and is, in any way, binding in relation to the respective Person or situation.

“Order” means any order, sentence, injunction, dispatch, court decision or writ of any Governmental Authority.

“Person” means any subject of law, natural or legal person, society, association, foundation, entity without legal personality, investment fund, joint ventures, partnership, consortium, estate, condominium, special partnership, trust, Governmental Authority or regulatory body and its subdivisions, or any other entity or organization.